Exhibit 99.24(b)(10)(a)

[Letterhead of Jorden Burt LLP]

April 27, 2007

Southern Farm Bureau Life Insurance Company
P. O. Box 78
Jackson, Mississippi 39205

Re:	Southern Farm Bureau Life Variable Account
Post-Effective Amendment No. 9 to the Registration
Statement on Form N-4
File Nos. 333-79865 and 811-09371

Gentlemen:

We have acted as counsel to Southern Farm Bureau Life Insurance Company, a Mississippi corporation, regarding the federal securities laws applicable to the issuance and sale of the contracts described in the above-referenced registration statement. We hereby consent to the reference to our name under the caption “Legal Matters” in the  Statement of Additional Information filed as part of the above- referenced registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Jorden Burt LLP

Jorden Burt LLP